Exhibit 99.1

ContraVir Completes Merger with Ciclofilin Pharmaceuticals

Strengthens Hepatitis B Pipeline with Complementary Compound CPI-431-32

06:00 ET from ContraVir Pharmaceuticals, Inc.

EDISON, N.J., June 13, 2016 /PRNewswire/ — ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today that it has completed its previously announced merger with Ciclofilin Pharmaceuticals, Inc., acquiring all of its outstanding equity interests. Ciclofilin’s lead asset is CPI-431-32, which is in development against hepatitis B virus (HBV). CPI-431-32 strengthens ContraVir’s HBV portfolio, which also contains CMX157, a highly potent HBV antiviral that works through a complementary mechanism.

“The acquisition of Ciclofilin Pharmaceuticals adds another significant compound to our hepatitis B pipeline,” commented James Sapirstein, CEO of ContraVir. “CPI-431-32 is positioned to be the leading non-immunosuppressive cyclophilin inhibitor antiviral for the treatment of hepatitis B and we believe it has the potential to someday be used in combination with CMX157, our additional hepatitis B candidate in Phase 1b/2a development. We are excited to continue the pre-clinical development of CPI-431-32 in preparation for potentially entering the clinic in 2017.”

Future milestone payments will be allocated among the holders of Ciclofilin common stock. The milestone payments will consist of up to an aggregate $17 million cash and up to 10% of ContraVir’s issued and outstanding common stock and will be paid upon the achievement of certain developmental and/or regulatory milestones related to CPI-431-32.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with two candidates in mid-to-late stage clinical development. ContraVir’s lead clinical drug, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is currently in Phase 3 clinical development. In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study. ContraVir is also focused on developing its antiviral candidates for treating hepatitis B. These include its Phase 2a clinical candidate CMX157, a novel, highly potent analog of the successful antiviral drug tenofovir that has demonstrated the potential for low, once a day dosing compared to Viread® and decreased systemic exposure, thereby potentially reducing renal and bone side effects; and CPI-431-32, a next generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against hepatitis B virus. For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2015 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya

Director of Investor Relations

sp@contravir.com; (732) 902-4028

Tiberend Strategic Advisors, Inc.

Joshua Drumm, Ph.D. (investors)

jdrumm@tiberend.com; (212) 375-2664

Claire Sojda (media)

csojda@tiberend.com; (212) 375-2686